Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of Lone Pine Resources Inc. for the registration of up to US$200,000,000 of 10.375% Senior Notes due 2017 and to the incorporation by reference therein of our report dated March 22, 2012, with respect to the consolidated financial statements and schedules of Lone Pine Resources Inc. at December 31, 2010 and for each of the two years in the period ended December 31, 2010 included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

August 30, 2012